As filed with the Securities and Exchange Commission on February 15, 2019.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The Timken Company

(Exact Name of Registrant as Specified in Its Charter)

Ohio	34-0577130
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4500 Mt. Pleasant St. N.W.

North Canton, Ohio 44720-5450

(Address of Principal Executive Offices Including Zip Code)

THE VOLUNTARY INVESTMENT PENSION PLAN FOR HOURLY EMPLOYEES OF

THE TIMKEN COMPANY

(Full Title of the Plan)

Hansal N. Patel

Corporate Secretary

4500 Mt. Pleasant St. N.W.

North Canton, Ohio 44720-5450

(234) 262-3000

(Name, Address and Telephone Number of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, without par value	400,000 shares(1)(2)	$41.98(3)	$16,792,000.00(3)	$2,035.19

(1)

Represents common shares, without par value (“Common Shares”), of The Timken Company (the “Registrant”) issuable pursuant to The Voluntary Investment Pension Plan for Hourly Employees of the Timken Company (the “Plan”), being registered hereon.

(2)

In addition, pursuant to Rule 416(c) of the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(3)

Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the Securities Act, on the basis of the average of the high and low sale prices of the Common Shares on the New York Stock Exchange on February 11, 2019, a date that is within five business days prior to filing.

The Registrant hereby files this Registration Statement on Form S-8 to register an additional 400,000 Common Shares under the Plan for which a previously filed registration statement on Form S-8 relating to the Plan is effective. Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the Registration Statement on Form S-8 (Registration No. 333-157721) filed by the Registrant on March 5, 2009, including all attachments and exhibits thereto, the Registration Statement on Form S-8 (Registration No. 333-113390) filed by the Registrant on March 8, 2004, including all attachments and exhibits thereto, the Registration Statement on Form S-8 (Registration No. 333-52866) filed by the Registrant on December 28, 2000, including all attachments and exhibits thereto, and the Registration Statement on Form S-8 (Registration No. 333-66905) filed by the Registrant on November 6, 1998, including all attachments and exhibits thereto, except to the extent supplemented, amended or superseded by the information set forth herein or therein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6. Indemnification of Directors and Officers.

The Registrant’s regulations provide that it will indemnify, to the fullest extent permitted by law, any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Registrant, or is or was serving at the Registrant’s request as a director, trustee or officer of another corporation, domestic or foreign, non-profit or for-profit, partnership, joint venture, trust or other enterprise. The Registrant will not be required to indemnify any person with respect to any action, suit or proceeding that was initiated by that person unless the action, suit or proceeding was initiated to enforce any rights to indemnification under the Registrant’s regulations and the person is formally adjudged to be entitled to indemnity. The indemnification obligation provided in the Registrant’s regulations is not exclusive of any other rights to which those seeking indemnification may be entitled under any law, the Registrant’s articles of incorporation or any agreement, vote of shareholders or of disinterested directors or otherwise, both as to action in official capacities and as to action in another capacity while he or she is the Registrant’s director or officer and shall continue as to a person who has ceased to be a director, trustee or officer and shall inure to the benefit of the heirs, executors and administrators of that person.

The Registrant’s regulations also permit the Registrant to purchase and maintain insurance on behalf of any persons that the Registrant is required to indemnify under the regulations against any liability asserted against and incurred by that person, in their status or capacity as a party the Registrant must indemnify, whether or not the Registrant would have the power to indemnify such person against such liability. The Registrant may also, to the fullest extent permitted by law, enter into an indemnification agreement with any persons that the Registrant is required to indemnify under the regulations.

The Registrant has entered into contracts with its directors and some of its officers to indemnify them against many of the types of claims that may be made against them. The Registrant also maintains insurance coverage for the benefit of directors and officers with respect to many types of claims that may be made against them, some of which may be in addition to those described in the regulations.

Section 1701.13 of the Ohio Revised Code, or Section 1701.13, generally permits indemnification of any director, officer or employee with respect to any proceeding against any such person provided that: (a) such person acted in good faith, (b) such person reasonably believed that the conduct was in or not opposed to the best interests of the corporation, and (c) in the case of criminal proceedings, such person had no reasonable cause to believe that the conduct was unlawful. Indemnification may be made against expenses (including attorneys’ fees), judgments, fines and settlements actually and reasonably incurred by such person in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may be made only against actual and reasonable expenses (including attorneys’ fees) and may not be made with respect to any proceeding in which the director, officer or employee has been adjudged to be liable to the corporation, except to the extent that the court in which the proceeding was brought shall determine, upon application, that such person is, in view of all the circumstances, entitled to indemnity for such expenses as the court shall deem proper. To the extent that a director, officer or employee is successful on the merits or otherwise in defense of the proceeding, indemnification is required. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the director, officer or employee did not meet the standard of conduct required for indemnification to be permitted.

Section 1701.13 further provides that indemnification thereunder may not be made by the corporation unless authorized after a determination has been made that such indemnification is proper, with that determination to be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors not parties to the proceedings; (b) if such a quorum is not obtainable, or, even if obtainable, but a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; (c) by the shareholders; or (d) by the court in which the proceeding was brought. However, a director (but not an officer, employee or agent) is entitled to mandatory advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that such director’s act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation’s best interests.

Finally, Section 1701.13 provides that indemnification or advancement of expense provided by that Section is not exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or regulations or any agreement, vote of shareholders or disinterested directors or otherwise.

Item 8. Exhibits.

The following Exhibits are being filed as part of this Registration Statement.

Exhibit Number	Description

4.1	Amended Articles of Incorporation of the Registrant (effective May 7, 2013), were filed on July 31, 2013 with Form 10-Q (Commission File No. 1-1169) and are incorporated herein by reference.

4.2	Amended Regulations of the Registrant adopted on May 10, 2016, were filed on July 28, 2016 with Form 10-Q (Commission File No. 1-1169) and are incorporated herein by reference.

4.3	Voluntary Investment Pension Plan for Hourly Employees of The Timken Company was filed as an exhibit to the Registrant’s Form S-8 Registration Statement No. 333-52866 and is incorporated herein by reference.

23.1	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of North Canton, State of Ohio, on this 15th day of February, 2019.

THE TIMKEN COMPANY

By:	/s/ Hansal N. Patel
Hansal N. Patel
Corporate Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: February 15, 2019	* Richard G. Kyle President, Chief Executive Officer and Director (Principal Executive Officer)

Date: February 15, 2019	* Philip D. Fracassa Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Date: February 15, 2019	* Shelly M. Chadwick Vice President and Chief Accounting Officer (Principal Accounting Officer)

Date: February 15, 2019	* Maria A. Crowe Director

Date: February 15, 2019	* Elizabeth Ann Harrell Director

Date: February 15, 2019	* John A. Luke, Jr. Director

Date: February 15, 2019	* Christopher L. Mapes Director

Date: February 15, 2019	* James F. Palmer Director

Date: February 15, 2019	* Ajita G. Rajendra Director

Date: February 15, 2019	* Joseph W. Ralston Director

Date: February 15, 2019	* Frank C. Sullivan Director

Date: February 15, 2019	* John M. Timken, Jr. Director

Date: February 15, 2019	* Ward J. Timken, Jr. Director

Date: February 15, 2019	* Jacqueline F. Woods Director

*

This Registration Statement has been signed on behalf of the above officers and directors by Hansal N. Patel, as attorney-in-fact pursuant to a power of attorney filed as Exhibit 24 to this Registration Statement.

DATED: February 15, 2019	By:	/s/ Hansal N. Patel
Hansal N. Patel, Attorney-in-Fact